Exhibit 10.1

Portions of this exhibit have been excluded because it is both (i) not material and (ii) the type of information that the Registrant both customarily and actually treats as private and confidential.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of November 3, 2022 (the “Effective Date”) among SLR Investment Corp., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“SLR”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including SLR in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and Outset Medical, Inc., a Delaware corporation with an office located at 3052 Orchard Drive, San Jose, CA 95134 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.
DEFINITIONS AND OTHER TERMS
1.1
Terms. Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. Notwithstanding anything to the contrary contained herein, for covenant compliance purpose, (a) all financial definitions, calculations and covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840, GAAP as in effect on December 31, 2018 shall be applied. For the avoidance of doubt, and without limitation of the foregoing, Permitted Convertible Debt shall at all times be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares deliverable upon conversion thereof.
1.2
Section References. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.
1.3
Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.4
Definitions. The following terms are defined in the Sections or subsections referenced opposite such terms:

“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Claims”	Section 12.2
“Collateral Agent”	Preamble
“Communications”	Section 10
“Connection Income Taxes”	Exhibit C, Section 1
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Taxes”	Exhibit C, Section 1
“FATCA”	Exhibit C, Section 1
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Taxes”	Exhibit C, Section 1
“Participant Register”	Section 12.1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Recipient”	Exhibit C, Section 1
“Refinancing Convertible Debt”	Section 7.7
“Register”	Section 12.1
“Secured Promissory Note”	Section 2.6
“SLR”	Preamble
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan”	Section 2.2(a)(ii)
“Term C Loan”	Section 2.2(a)(iii)
“Term Loan”	Section 2.2(a)(iii)
“Transfer”	Section 7.1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7(b)(ii)(C)
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“ABL Credit Agreement” means that certain Credit Agreement, dated as of the Effective Date, between Borrower and GHF, as ABL Lender, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.
“ABL Lender” means Gemino Healthcare Finance, LLC d/b/a SLR Healthcare ABL (“GHF”), in its capacity as lender under the ABL Credit Agreement, together with its permitted successors assigns in such capacity.
“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement, as they may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, to the extent not prohibited by the terms of the Intercreditor Agreement or this Agreement.
“ABL Loans” means the “Revolving Loans” as defined in the ABL Credit Agreement.
“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“ACH Letter” is ACH debit authorization in the form of Exhibit G hereto.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Amortization Date” is December 1, 2026; provided that if the Interest Only Extension Conditions are satisfied, then Borrower may elect to extend until June 1, 2027.
“Annual Plan” means, with respect to any fiscal year of the Borrower, an annual plan approved by Borrower’s board of directors, setting forth, among other things, projected quarterly Product Revenue and Gross Profit Margins for such fiscal year (provided that solely for the purpose of determining the financial covenants set forth in Section 7.13(b) for fiscal quarters after December 31, 2023, such projected amounts and percentages for each of the fiscal years ending December 31, 2024, December 31, 2025 and December 31, 2026 on an annual basis must be (i) greater than or equal to the annual amounts or percentages, as applicable, set forth in the Lender Presentation and (ii) approved by Collateral Agent).
“Anti‑Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Applicable Law” means, as to Borrower or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any final and non-appealable determination of a court or other Governmental Authority, in each case applicable to or binding upon Borrower or any of its assets, or to which Borrower or any of its assets is subject.
“Applicable Rate” means 5.15% per annum.
“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti‑Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Bond Hedge Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.

“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed; provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any Loan, the term “Business Day” shall also exclude any day that is not a “U.S. Government Securities Business Day”.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, (d) any money market or similar funds that exclusively hold any of the foregoing and (e) such other investment securities permitted under Borrower’s Investment Policy.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.
“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.
“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.
“Conforming Changes” means, with respect to either the use or administration of SOFR, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that Collateral Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Collateral Agent in a manner substantially consistent with market practice (or, if Collateral Agent decides that adoption of any portion of such market practice is not administratively feasible or if Collateral Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Collateral Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement shall not constitute a Contingent Obligation of the Borrower.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Cross-Default Reference Obligation” has the meaning assigned to such term in the definition of “Permitted Convertible Debt.”
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Designated Deposit Account” is, as of the Effective Date, Borrower’s deposit account, account number *******861, maintained at Silicon Valley Bank; provided that after the Effective Date and prior to the Initial Revolving Loan Advance Date (as defined under the ABL Credit Agreement), Borrower shall designate a different deposit account as Designated Deposit Account by written notice to Collateral Agent.
“Designated Signatory” is a senior finance officer of Borrower designated by a Responsible Officer and reasonably acceptable to the Collateral Agent (provided that the VP Controller who directly reports to the Chief Financial Officer of the Company shall be an acceptable Designated Signatory). As of the Effective Date, the Designated Signatory shall be John Geraci, VP Corporate Controller.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of Two Billion Five Hundred Million Dollars ($2,500,000,000.00); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) a then-current direct competitor of Borrower, vulture fund or distress investment fund, as reasonably determined by Collateral Agent in its reasonable discretion. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.
“Environmental Laws” means, collectively, any local, state or federal law, rule or regulation or common-law duty pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other governmental authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Excluded Accounts” means (a) any Deposit Account of Borrower or any Subsidiary that is used by such Person solely as a payroll account for the employees of Borrower or its Subsidiaries, provided that the aggregate balance maintained therein shall not exceed the aggregate amount of such payments to be paid in the then next two (2) payroll periods or the funds in which consist solely of funds held by the Borrower in trust for any director, officer or employee of the Borrower or any employee benefit plan maintained by the Borrower in the ordinary course of business or funds representing deferred compensation for the directors and employees of the Borrower, (b) escrow accounts, Collateral Accounts and trust accounts, in each case either securing Permitted Liens or otherwise entered into in the ordinary course of business, (c) [reserved], (d) Collateral Accounts and securities accounts held in jurisdictions outside the United States, (e) payment processing accounts or merchant accounts or segregated accounts solely to the extent such payment processing accounts, merchant accounts or segregated accounts hold receivables owing by a Governmental Authority (provided that any balance thereof is swept daily into Collateral Accounts pursuant to depository agreements in form and substance reasonably satisfactory to Collateral Agent), (f) segregated accounts holding Medicare/Medicaid receivables (provided that any balance thereof is swept daily into Collateral Accounts pursuant to depository agreements in form and substance reasonably satisfactory to Collateral Agent) and (g) so long as Borrower shall have complied with the requirements in Section 3.5(b) within the timeframe set forth therein, the Specified Account.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law or, on the date such Subsidiary is acquired (provided, that such prohibition is not be created in contemplation of such acquisition), its Operating Documents, in each case, from guaranteeing the Obligations; (b) any Subsidiary that is prohibited by any contractual obligation that existed on the date any such Subsidiary is acquired (provided, that such prohibition is not created in contemplation of such acquisition) from guaranteeing the Obligations; (c) any Subsidiary to the extent that the provision of any guarantee of the Obligations would require the consent, approval, license or authorization of any governmental authority which has not been obtained; (d) any Subsidiary that is subject to such restrictions (provided that after such time that such restrictions on subsidiary guarantees are waived, lapse, terminate or are no longer effective, such Subsidiary shall no longer be an Excluded Subsidiary by virtue of this clause (d)); (e) any Subsidiary that is (i) a CFC or FSHCO or (ii) a Subsidiary of a CFC or FSHCO, in each case of this clause (e), to the extent that the pledge of all of the equity interests of such Subsidiary as Collateral or the guarantee by such Subsidiary of the Obligations would result in material adverse tax consequences to Borrower (as reasonably determined by Borrower and Collateral Agent); (f) any Subsidiary for which the provision of a subsidiary guarantee would result in a material adverse tax or regulatory consequence to Borrower or a violation of fiduciary duties of the directors or officers of such Subsidiary, in each case, as reasonably determined by Borrower; and (g) any Subsidiary that (i) owns properties and assets with an aggregate fair market value (as reasonably determined in good faith by Borrower and on a consolidated basis) less than Two Hundred Fifty Thousand Dollars ($250,000.00) and (ii) has annual revenues (other than revenues from transfer pricing transactions or “cost-plus” revenues) less than Two Hundred Fifty Thousand Dollars ($250,000.00); provided that all Subsidiaries excluded pursuant to this clause (g) together shall not (i) own properties and assets with an aggregate fair market value (as reasonably determined in good faith by Borrower and on a consolidated basis) less than One Million Dollars ($1,000,000.00) or (ii) have annual revenues (other than revenues from transfer pricing transactions or “cost-plus” revenues) greater than One Million Dollars ($1,000,000.00). Notwithstanding anything to the contrary herein, no Subsidiary shall be an Excluded Subsidiary if it is a guarantor or obligor under the ABL Loan Documents.
“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.
“Existing Loan Agreement” means that certain Loan and Security Agreement, dated as of July 2, 2020, by and between Borrower and Silicon Valley Bank, as amended.
“FDA” means the U.S. Food and Drug Administration or any successor thereto.
“Fee Letter” means that certain Fee Letter dated the Effective Date, between Borrower and SLR, as amended, amended and restated, supplemented or otherwise modified from time to time.
“FSHCO” means any Subsidiary that does not have (and is not treated as having for U.S. federal income tax purposes) any material assets other than capital stock (or capital stock and debt interests) of one or more Subsidiaries that are CFCs or other entities described in this definition.
“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, license, certification, clearance, exemption, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body (including, without limitation, the FDA), court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Healthcare Laws.
“Government Reimbursement Program” means means (a) Medicare, (b) Medicaid, (c) the Federal Employees Health Benefit Program under 5 U.S.C. § § 8902 et seq., (d) TRICARE, (e) CHAMPVA, or (f) if applicable within the context of this Agreement, any agent, administrator, administrative contractor, intermediary or carrier for any of the foregoing.
“Gross Profit Margin” means a percentage equal to: (x)(1) Product Revenue of Borrower minus (2) the total cost of goods sold (as determined in accordance with GAAP but excluding any stock-based compensation expense) divided by (y) Product Revenue of Borrower.
“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10).
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Hazardous Substances” means means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.
“Healthcare Laws” means: (a) any and all federal, state and local fraud and abuse laws, including (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (ii) the Stark Law (42 U.S.C. § 1395nn and § 1395(q)), (iii) the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the criminal false statements law (42 U.S.C. § 1320a-7b(a)), (iv) Sections 1320a-7, 1320a-7a and 1320a-7h of Title 42 of the United States Code and all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347, 1349, and (v) the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. § § 301 et seq.) and the regulations promulgated pursuant thereunder; (c) any and all federal, state and local data privacy and security laws, including HIPAA; (d) laws, rules and regulations governing any Government Reimbursement Program; (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto; (f) quality, safety, life safety, and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) any Applicable Law relating to the testing, development, sale, marketing, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of Borrower’s or any Subsidiary’s products or product candidates; and (h) any Applicable Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by Borrower, each of (a) through (h) as may be amended from time to time.

“Healthcare Permits” means any and all permits, licenses, authorizations, certificates, clearances, exemptions, registrations, approvals, certificates of need, accreditations and plans of third-party accreditation agencies required under any Healthcare Law.
“Healthcare Proceeding” means any audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by Borrower with any Healthcare Laws or the requirements of any Healthcare Permit (including any audits or procedures initiated by an Attorney General, the Office of Inspector General, the Department of Justice or any similar governmental agencies or contractors for such agencies).
“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower and its Subsidiaries are liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrower or its Subsidiaries otherwise assures a creditor against loss. For the avoidance of doubt, no Permitted Call Spread Agreement shall constitute a Hedging Obligation.
“HIPAA” means means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act (42 U.S.C. § 17921 et seq.) and the implementing regulations of same.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred purchase price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit (other than in respect of (i) “earnouts”, purchase price adjustments, profit sharing arrangement and similar contingent payment obligations arising out of purchase and/or sale contracts (unless any such obligations would appear as a liability on the balance sheet of such Person under GAAP), and (ii) bonus, deferred compensation, incentive compensation or similar arrangements in the ordinary course of business), (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person (other than a change of control or asset sale or similar events, but in each case, only so long as any such repurchase or redemption after such change of control or asset sale or similar events shall be subject to the prior indefeasible payment in full in cash of all Obligations and the termination of all commitments hereunder) on or prior to a date that is 91 days after the Maturity Date, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, and (g) Contingent Obligations. Notwithstanding anything to the contrary in the foregoing, any Permitted Call Spread Agreement or operating leases shall not constitute Indebtedness of the Borrower.
“Initial Upsize Conditions” are satisfaction of each of the following: (a) no Default or Event of Default shall have occurred and is continuing and (b) on or before August 15, 2024, Borrower shall have provided evidence to Collateral Agent satisfactory to Collateral Agent that Borrower has achieved the Product Revenue Milestone I.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.
“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:
(a)
its Copyrights, Trademarks and Patents;

(b)
any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know‑how, operating manuals;
(c)
any and all source code;
(d)
any and all design rights which may be available to Borrower;
(e)
any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)
all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the Effective Date, between Borrower and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, by and between Collateral Agent and the ABL Lender, and acknowledged and agreed to by the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Interest Only Extension Conditions” are satisfaction of each of the conditions set forth in the definition of “Initial Upsize Conditions”.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“Investment Policy” is Borrower’s investment policy as provided to Collateral Agent on October 21, 2022 and in effect as of the Effective Date, as amended from time to time; provided that any amendment to such investment policy or amended investment policy after the Effective Date has been approved in writing by Collateral Agent.
“IRS” means the United States Internal Revenue Service.
“Key Person” is each of Borrower’s (i) Chief Executive Officer, who is Leslie Trigg as of the Effective Date, and (ii) Chief Financial Officer, who is Nabeel Ahmed as of the Effective Date.
“Knowledge” means to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.
“Lender” is any one of the Lenders.
“Lender Presentation” means that certain lender presentation delivered to SLR on October 4, 2022 and attached as Annex I hereto.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lenders’ Expenses” are (a) all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses (whether generated in house or by outside counsel), as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all documented fees and expenses (including attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents; provided that the aggregate amount of Lenders’ Expenses and Expenses (as defined under the ABL Credit Agreement) incurred on or prior to the Effective Date reimbursable by Borrower shall be subject to Section 4 of the Fee Letter.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other similar encumbrance, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, the Fee Letter, each Control Agreement, the Intellectual Property Security Agreement, the Intercreditor Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.
“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.
“Market Capitalization” is, as of any date of determination, the product of (a) the number of Borrower’s outstanding shares of common stock as disclosed in the most recent filing of Borrower with the Securities Exchange Commission and (b) the price per share of Borrower’s common stock as listed on the National Association of Securities Dealers Automated Quotation Stock Market (or, if not listed thereon, the New York Stock Exchange) at the close of business on such date.
“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; (b) a material impairment of (i) the ability of repayment of any portion of the Obligations as they become due and payable, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders; or (c) the occurrence of a “Change in Control”, “Fundamental Change” and/or “Make-Whole Fundamental Change” (each howsoever defined) under any indenture governing any Permitted Convertible Debt or under the ABL Loan Documents.
“Material Agreement” is any license, agreement or other contractual arrangement required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended; provided, however, that “Material Agreements” shall exclude all real estate leases, management contracts and compensatory plans, contracts or arrangements.
“Maturity Date” is November 1, 2027.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. § § 1396 et seq.) and any statutes succeeding thereto, and all Requirements of Law pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § § 1395 et seq.) and any statutes succeeding thereto, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents, and the performance of Borrower’s duties under the Loan Documents.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.
“Payment Date” is the first (1st) calendar day of each calendar month, commencing on December 1, 2022.
“Permit” means any permit, approval, authorization, license, accreditation, certification, provider or supplier number, registration, certificate of authority, certificate of need, certificate of reimbursement, variance, qualification, filing or consent required under any Applicable Law.
“Permitted Call Spread Agreements” means (a) any call option transaction (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), the cash value thereof or a combination thereof from time to time upon exercise of such option in connection with the issuance of Permitted Convertible Debt (such transaction, a “Bond Hedge Transaction”) and/or (b) any call option transaction pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower) (whether such warrant is settled in shares, cash or a combination thereof) entered into by the Borrower in connection with the issuance of Permitted Convertible Debt (such transaction, a “Warrant Transaction”); provided that (i) the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined by Borrower in good faith, (ii) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the related Permitted Convertible Debt and (iii) in the case of clause (b) above, such call option transaction would be classified as an equity instrument in accordance with GAAP.
“Permitted Convertible Debt” is any unsecured notes issued by the Borrower that are convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and the other customary changes thereto) of shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that the Indebtedness thereunder must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Event of Default shall exist or result therefrom, (ii) such Indebtedness matures after, and does not require any scheduled amortization or other scheduled or otherwise required payments of principal prior to, the date that is 180 calendar days after the Maturity Date (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control or other fundamental change (for the avoidance of doubt, which change of control or fundamental change shall constitute a Material Adverse Change hereunder), which purchase is settled on a date no earlier than the date twenty (20) Business Days following the occurrence of such change of control or other fundamental change, nor (y) any early conversion of any Permitted Convertible Debt in accordance with the terms thereof, in each case, shall violate the foregoing restriction), (iii) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision, (iv) the terms, conditions and covenants of such Indebtedness must be customary for convertible Indebtedness of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith), and (v) such Indebtedness is not guaranteed by any Subsidiary of the Borrower unless the Obligations are also guaranteed by such Subsidiary on a secured basis.
“Permitted Indebtedness” is:
(a)
Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;
(b)
Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate; provided, that, to the extent that any such Indebtedness is of the type described in clause (f), (j), (m) or (o) below, then such Indebtedness shall also be deemed to be incurred, and reduce availability on a dollar-for-dollar basis, under such clause (f), (j), (m) or (o), as applicable;
(c)
solely to the extent that the ABL Lender is an Affiliate of SLR, Indebtedness under the ABL Loan Documents in an aggregate principal amount not to exceed an amount equal to the Activated Facility Commitment (as defined in the ABL Credit Agreement); provided, that, the outstanding principal amount of ABL Loans and Term Loans shall not in the aggregate exceed (x) prior to satisfaction of the Initial Upsize Conditions, Two Hundred Million Dollars ($200,000,000.00) and (y) upon satisfaction of the Initial Upsize Conditions but prior to the satisfaction of the Second Upsize Condition, Two Hundred Fifty Million Dollars ($250,000,000.00);
(d)
unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)
Permitted Convertible Debt in an aggregate principal amount not to exceed the greater of (i) Three Hundred Million Dollars ($300,000,000.00) and (ii) 20% of Borrower’s Market Capitalization (determined as of the date of pricing of such Permitted Convertible Debt).
(f)
Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets or software of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Dollars ($1,000,000.00) at any time, and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);

(g)
Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;
(h)
Guaranties of Permitted Indebtedness incurred in the ordinary course of business;
(i)
intercompany Indebtedness that constitutes a Permitted Investment under clauses (f), (i) or (l) of the term “Permitted Investments”;
(j)
Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business not to exceed Five Million Dollars ($5,000,000.00);
(k)
advances or deposits received in the ordinary course of business from customers or vendors;
(l)
Indebtedness in respect of netting services, overdraft protections, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services and Indebtedness arising in connection with automated clearing house transfer of funds or the use of other payment processing services;
(m)
business credit card Indebtedness for credit cards, purchasing or debit cards or other bank card programs not to exceed Two Million Dollars ($2,000,000.00) in the aggregate principal amount at any time outstanding;
(n)
Indebtedness arising in connection with the financing of insurance premiums;
(o)
Indebtedness with respect to performance bonds, appeal bonds and other similar obligations in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any time outstanding;
(p)
Hedging Obligations incurred in the ordinary course of business not for speculative purposes;
(q)
other unsecured Indebtedness not to exceed One Million Dollars ($1,000,000.00) in aggregate principal amount at any time outstanding; and
(r)
extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness under clauses (a), (b) and (d) through (q) above, provided that the extended, refinanced, modified or amended Indebtedness otherwise constitutes Permitted Indebtedness.
“Permitted Investments” are:
(a)
Investments disclosed on the Perfection Certificate and existing on the Effective Date;
(b)
(i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s Investment Policy;
(c)
Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(d)
Investments consisting of Collateral Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties except as otherwise permitted by Section 6.6;
(e)
Investments in connection with Transfers permitted by Section 7.1 and Investments permitted by Section 7.3;

(f)
Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate for all such Investments made pursuant to this clauses (f);
(g)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)
Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and
(i)
Investments made by Borrower or its Subsidiaries in Borrower or its Subsidiaries; provided that the amount of Investments by Borrower or Subsidiaries that are co-Borrowers or Guarantors in Subsidiaries that are not co-Borrowers or Guarantors, together with Transfers of assets by Borrower, co-Borrowers or Guarantors to Subsidiaries that are not co-Borrowers or Guarantors made in reliance on Section 7.1(g), shall not, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year;
(j)
Investments in joint ventures, corporate collaborations or strategic alliances in the ordinary course of Borrower’s business permitted hereunder; provided that the aggregate amount for cash consideration for all such cash Investments do not exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year;
(k)
any Permitted Call Spread Agreements; and
(l)
other Investments not exceed One Million Dollars ($1,000,000.00) in the aggregate during the term of this Agreement.
“Permitted Licenses” are: (A) licenses of over-the-counter software that is commercially available to the public; (B) non‑exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; and (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property and (ii) is limited in territory with respect to a specific geographic country or region outside of the United States.
“Permitted Liens” are:
(a)
Liens existing on the Effective Date and disclosed on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
(b)
solely to the extent that the ABL Lender is an Affiliate of SLR, Liens securing the ABL Obligations, so long as such Liens are subject to the terms of the Intercreditor Agreement;
(c)
Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which Borrower maintains adequate reserves on Borrower’s Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;

(d)
Liens securing Indebtedness permitted under clauses (f) of the definition of “Permitted Indebtedness,” provided that, (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 120 days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(e)
Liens of carriers, warehousemen, landlords, suppliers, mechanics or other Persons that are possessory in nature arising in the ordinary course of business, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)
(i) Liens to secure payment of workers’ compensation, employment insurance, old‑age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(g)
[reserved];
(h)
leases or subleases of real property granted in the ordinary course of Borrower’s or any Subsidiary’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non‑exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;
(i)
banker’s liens, rights of setoff and Liens in favor of financial institutions (including any restriction on the grant of security interest to any Person or other negative pledge requirements) incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions or cash management services provided by such institutions provided such accounts are maintained in compliance with Section 6.6 hereof;
(j)
Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and
(k)
Permitted Licenses;
(l)
Security deposits under real property leases that are made in the ordinary course of business;
(m)
easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary;
(n)
Deposits to secure Indebtedness permitted under clauses (m), (n), (o) and (p) of the definition of Permitted Indebtedness;
(o)
Liens on proceeds of insurance and unpaid premiums to secure Indebtedness permitted under clause (n) of the defined term “Permitted Indebtedness”;
(p)
Liens in the nature of deposits, or liens on deposit accounts, to secure (i) the performance of tenders, bids, trade and commercial contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business or (ii) indemnification obligations relating to any disposition; provided that such Liens do no secure Indebtedness for borrowed money;

(q)
Liens on cash collateral securing Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness;
(r)
Deposits as security for contested taxes or contested import or customs duties in the ordinary course of business;
(s)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(t)
Liens on cash collateral and deposits securing Indebtedness permitted under clause (m) of the definition of Permitted Indebtedness;
(u)
Liens consisting of any agreement, grant or option to sell, transfer or dispose of any asset to the extent such sale, transfer or disposition is not prohibited by the Loan Documents;
(v)
other Liens securing obligations not exceeding One Million Dollars ($1,000,000.00) in the aggregate outstanding at any time; and
(w)
Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a), (d), (o), (q) and (t) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Permitted Negative Pledges” means:
(a)
prohibitions or limitations with regard to specific properties or assets encumbered by Permitted Liens pursuant to clause (d) of the “Permitted Liens” definition, if and only to the extent each such prohibition or limitation applies only to such properties or assets;
(b)
prohibitions or limitations under the Loan Documents and the ABL Loan Documents;
(c)
customary non-assignment provisions in any lease, license or other contract with respect to the assignment of such contract;
(d)
prohibitions or limitations imposed by Requirements of Law; and
(e)
customary prohibitions or limitations contained in any agreement relating to any Transfer permitted under Section 7.1 pending the consummation of such Transfer; provided that such prohibitions and/or limitations apply only to the property that is the subject of such Transfer and not to the proceeds to be received by Borrower or its Subsidiaries in connection with such Transfer.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prepayment Premium” is defined in the Fee Letter.
“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.
“Product Revenue” means, as of the date of determination, the sum of “product revenue” and “service and other revenue” (each determined under GAAP) of Borrower and its Subsidiaries as such respective line items are reported on (x) for the first three fiscal quarters of any fiscal year, the most recently delivered financial statements (or deemed delivered) pursuant to Section 6.2(a)(ii) and (y) for the last fiscal quarter of any fiscal year, the most recently delivered financial statements (or deemed delivered) pursuant to Section 6.2(a)(iii) (in each case, excluding any one-time royalty payment or upfront fees, collaboration fees and other similar fees).
“Product Revenue Milestone I” is the achievement by Borrower, on or before June 30, 2024, of Product Revenue greater than or equal to [***], calculated on a trailing two-fiscal-quarter basis and based on the Product Revenue reported on the financial statements delivered (or deemed delivered) pursuant to Section 6.2.
“Product Revenue Milestone II” is the achievement by Borrower, on or before June 30, 2025, of Product Revenue greater than or equal to [***], calculated on a trailing two-fiscal-quarter basis and based on the Product Revenue reported on the financial statements delivered (or deemed delivered) pursuant to Section 6.2.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent.

“Redemption Conditions” means, with respect to any redemption by the Borrower of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no Default or Event of Default shall exist or result therefrom, and (b) both immediately before and after such redemption, Borrower’s Qualified Cash shall be no less than 150% of the outstanding Obligations at the time of such redemption.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Registrations” means all Permits and exemptions issued or allowed by a Regulatory Authority (including, without limitation medical device pre-market approval applications, medical device pre-market notifications, de novo classification requests, investigational device exemptions registrations and other comparable authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, and wholesale distributor permits), including all supplements or amendments thereto, held by, or applied by contract to, Borrower or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of any Property or products of Borrower or any such Subsidiary.
“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form-483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, inspectional finding, injunction or consent decree, issued by the applicable Governmental Authority.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least fifty one percent (51%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, and (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or final and non-appealable determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.
“Second Draw Period” is the period commencing on the Effective Date and ending on August 22, 2024.
“Second Upsize Conditions” are satisfaction of each of the following: (a) no Default or Event of Default shall have occurred and is continuing and (b) on or before August 15, 2025, Borrower shall have provided evidence to Collateral Agent satisfactory to Collateral Agent that Borrower has achieved the Product Revenue Milestone II.

“Secured Parties” means the Collateral Agent and the Lenders.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Solvent” means, with respect to any Person, that (a) the fair value of such Person’s consolidated assets (including goodwill) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course.
“Specified Account” is defined in Section 3.5(b).
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term SOFR” means the greater of (x) the Term SOFR Reference Rate for a one-month tenor on the first day of the applicable interest period (which, with respect to the initial interest period commencing on the Effective Date and ending on the first Payment Date occurring thereafter, shall be the Effective Date) (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day and (y) 2.75% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Collateral Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Third Draw Conditions” are satisfaction of each of the following: (a) the Second Upsize Conditions, (b) Borrower shall have delivered to Collateral Agent written notice requesting Term C Loans and (c) each Lender shall have received credit committee approval (in such credit committee’s sole discretion).
“Third Draw Period” is the period commencing on the date on which the Third Draw Conditions have been satisfied and ending on the date that is one Business Day prior to the Maturity Date.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.
“TRICARE” means, collectively, the program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Department of Defense, Health and Human Services and Transportation, and all Requirements of Law pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations other than customary qualifications related to debt maturities within one year of the applicable maturity date.
“Warrant Transaction” has the meaning assigned to such term in the definition of “Permitted Call Spread Agreement”.
2.
LOANS AND TERMS OF PAYMENT
2.1
Promise to Pay. Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2
Term Loans.
(a)
Availability.
(i)
Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of One Hundred Million Dollars ($100,000,000.00) according to each Lender’s Term A Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”). After repayment, no Term A Loan may be re‑borrowed.
(ii)
Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate principal amount of up to One Hundred Million Dollars ($100,000,000.00) in minimum increments of Twenty Million Dollars ($20,000,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”). After repayment, no Term B Loan may be re‑borrowed.
(iii)
Subject to the terms and conditions of this Agreement, and conditioned on approval by the Lenders’ investment committee in its sole and unfettered discretion, Borrower may request, during the Third Draw Period, additional term loans in an aggregate principal amount of up to Fifty Million Dollars ($50,000,000.00) (such term loans are hereinafter referred to singly as a “Term C Loan”, and collectively as the “Term C Loans”; each Term A Loan, Term B Loan or Term C Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans, the Term B Loans and the Term C Loans are hereinafter referred to collectively as the “Term Loans”). After repayment, no Term C Loan may be re‑borrowed.
(iv)
Notwithstanding anything to the contrary herein or in any Loan Document, in no event shall the aggregate principal amount of Term Loans and ABL Loans outstanding exceed (and no Lender shall be obligated to fund any Term Loans if the funding of such Term Loan would cause the aggregate principal amount of Term Loans and ABL Loans outstanding to exceed) (x) prior to satisfaction of the Initial Upsize Conditions, Two Hundred Million Dollars ($200,000,000.00) and (y) upon satisfaction of the Initial Upsize Conditions but prior to the satisfaction of the Second Upsize Condition, Two Hundred Fifty Million Dollars ($250,000,000.00).
(b)
Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loans outstanding, and (B) a repayment schedule equal to the number of months remaining from the Amortization Date through the Maturity Date. All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
(c)
Mandatory Prepayments. If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with the terms of the Fee Letter. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.
(d)
Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) any fees payable under the Fee Letter by reason of such prepayment, (C) the Prepayment Premium relating to the prepaid outstanding principal, plus (D) all other Obligations that are due and payable on such prepayment date, including any

Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts. Notwithstanding the foregoing, any notice of a prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions or events specified therein, in which case such notice may be revoked by Borrower (by notice to the Collateral Agent on or prior to the specified effective date) if such condition is not satisfied.
2.3
Payment of Interest on the Term Loans.
(a)
Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to Term SOFR plus the Applicable Rate, which aggregate interest rate shall be determined by Collateral Agent pursuant to the definition of Term SOFR, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e). Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).
(b)
Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus four percentage points (4.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.
(c)
360‑Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(d)
Debit of Accounts. Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due. Any such debits (or ACH activity) shall not constitute a set‑off.
(e)
Payments. Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 2:00 P.M. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set‑off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds. Collateral Agent may at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to Borrower’s account as authorized on the ACH Letter (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding.
(f)
SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Collateral Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Collateral Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.4
Fees. Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:

(a)
Fee Letter. When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter.
(b)
[Reserved].
(c)
Lenders’ Expenses. All reimbursable Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
2.5
Taxes; Increased Costs. Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.
2.6
Secured Promissory Notes. If requested by a Lender, the Term Loans shall be evidenced by a Secured Promissory Note or notes in the form attached as Exhibit H hereto (each a “Secured Promissory Note”), and shall be repayable as set forth in this Agreement. Borrower irrevocably authorizes each Lender to make or cause to be made, on or about the Funding Date of any Term Loan or at the time of receipt of any payment of principal on such Lender’s Secured Promissory Note, an appropriate notation on such Lender’s Secured Promissory Note Record reflecting the making of such Term Loan or (as the case may be) the receipt of such payment. The outstanding amount of each Term Loan set forth on such Lender’s Secured Promissory Note Record shall be, absent manifest error, prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Secured Promissory Note Record shall not limit or otherwise affect the obligations of Borrower under any Secured Promissory Note or any other Loan Document to make payments of principal of or interest on any Secured Promissory Note when due. Upon receipt of an affidavit of an officer of a Lender as to the loss, theft, destruction, or mutilation of its Secured Promissory Note, Borrower shall issue, in lieu thereof, a replacement Secured Promissory Note in the same principal amount thereof and of like tenor.
3.
CONDITIONS OF LOANS
3.1
Conditions Precedent to Effective Date and Term A Loan. This Agreement becoming effective, and each Lender’s obligation to make a Term A Loan, is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)
original Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable;
(b)
a duly executed Intellectual Property Security Agreement dated as of the Effective Date;
(c)
a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;
(d)
a completed Perfection Certificate for Borrower and each of its Subsidiaries;
(e)
a duly executed Fee Letter;
(f)
a payoff letter in form and substance satisfactory to Collateral Agent and the Lenders evidencing the repayment in full and release of liens with respect to the Existing Loan Agreement;
(g)
duly executed copies of the ABL Credit Agreement, Intercreditor Agreement and the other ABL Loan Documents, each dated as of the Effective Date;
(h)
the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business where failure to be so qualified could result in a Material Adverse Change, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(i)
a certificate of Borrower in substantially the form of Exhibit F hereto executed by the Secretary of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower (which Certificate of Incorporation of Borrower shall be certified by the Secretary of State of the State of Delaware) and (ii) the resolutions adopted by Borrower’s board of directors for the purpose of approving the transactions contemplated by the Loan Documents;
(j)
certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;
(k)
all UCC financing statements and similar documents required to be filed in order to create in favor of Collateral Agent a first priority and exclusive (except for Permitted Liens) perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or Applicable Law), shall have been (or will be simultaneous with the closing) properly filed in each office in each jurisdiction required;
(l)
subject to Section 3.5(c), evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties; and
(m)
payment of the closing fee payable under the terms of the Fee Letter.
3.2
Conditions Precedent to each Funding Date. Each Lender’s obligation to make all Term Loans, including the Term A Loans on the Effective Date, is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)
receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;
(b)
the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;
(c)
in such Lender’s reasonable discretion, there has not been any Material Adverse Change;
(d)
no Default or Event of Default shall exist; and
(e)
payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof (including payment of the fees payable under the terms of the Fee Letter).
3.3
Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to any Term Loan. Borrower expressly agrees that any Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.

3.4
Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 2:00 P.M. New York City time three (3) Business Days prior to the date the Term Loan is to be made. Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee. The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. On the Funding Date of any Term Loan, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment in respect of such Term Loan.
3.5
Post-Closing Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, Borrower shall:
(a)
On or before three (3) Business Days following the Effective Date (or such later date as Collateral Agent may agree in writing), Borrower shall deliver to Collateral Agent duly executed Control Agreements with respect to any Collateral Accounts (other than Excluded Accounts) maintained by Borrower or any of its Subsidiaries in accordance with the terms hereunder.
(b)
On or before thirty (30) days following the Effective Date (or such later date as Collateral Agent may agree in writing), Borrower shall deliver to Collateral Agent evidence in form and substance acceptable to Collateral Agent that the Borrower’s Collateral MMA Deposit Account (Account No. *******572) maintained at Silicon Valley Bank (the “Specified Account”) shall have been closed and that the funds held therein shall have been transferred to a Collateral Account.
(c)
On or before sixty (60) days following the Effective Date (or such later date as Collateral Agent may agree in writing), Borrower shall deliver to Collateral Agent fully executed landlord or bailee waivers/collateral access agreements with respect to the following locations: (i) 3052 Orchard Drive, San Jose, CA, 95134; (ii) 1585 Sunflower Ave., Costa Mesa, CA 92626; and (iii) 7045 Troy Hill Drive, Suite 300, Elkridge, MD 21075.
(d)
To the extent not delivered on the Effective Date, on or before thirty (30) days following the Effective Date (or such later date as Collateral Agent may agree in writing), Borrower shall deliver to Collateral Agent insurance certificates and endorsements required under Section 3.1(l).
4.
CREATION OF SECURITY INTEREST
4.1
Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof.

If Borrower shall acquire any commercial tort claim (as defined in the Code), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2
Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral

(held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents. Such financing statements may include an indication that the financing statement covers “all assets or all personal property” in accordance with Section 9-504 of the Code.
5.
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1
Due Organization, Authorization, Power and Authority. Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”). For the avoidance of doubt, Collateral Agent and Lenders agree that the Borrower may from time to time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement. Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete, in all non-ministerial respects.

The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1, or (v) constitute an event of default under any Material Agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any Material Agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2
Collateral.
(a)
Borrower and each of its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates (or Compliance Certificate or such other updates permitted by this Agreement) delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)
The security interest granted herein is a first priority perfected (to the extent required hereunder) security interest in the Collateral, subject only to involuntary Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.
(c)
On the Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee (other than such immaterial Collateral not in excess of One Million Dollars ($1,000,000.00)), and (ii) no such third party bailee possesses components of the Collateral in excess of One Million Dollars ($1,000,000.00).

(d)
All Inventory (to the extent that have passed inspection and accepted by Borrower or its Subsidiaries) and Equipment is in all material respects of good and marketable quality, free from material defects.
(e)
Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens and over the counter software that is commercially available to the public. Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), public reports filed with the SEC or such other updates permitted by this Agreement, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other Material Agreement.
(f)
None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by Borrower or used in Borrower’s products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.
5.3
Litigation. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, there are no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Million Dollars ($1,000,000.00).
5.4
No Material Adverse Change; Financial Statements. All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries as of and for the dates presented. Since December 31, 2021, there has not been a Material Adverse Change.
5.5
Solvency. Borrower is Solvent. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.
5.6
Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with material applicable laws. Borrower and each of its Subsidiaries has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti‑Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti‑Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti‑Terrorism Law.

5.7
Investments. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8
Tax Returns and Payments; Pension Contributions. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, Borrower and each of its Subsidiaries have timely filed all required income and other material tax returns and reports (or extensions thereof), and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than (i) with respect to any state (or local) sales or use taxes (including any value-added tax), One Million Dollars ($1,000,000) and (ii) with respect to all other Taxes, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00), in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence. Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; and (b) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, and provided, further, that such action would not involve, in the reasonable judgment of Collateral Agent, any risk of the sale, forfeiture or loss of any material portion of the Collateral. Except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder, neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiary’s prior Tax years which could result in additional Taxes greater than (i) with respect to any state (or local) sales or use taxes (including any value-added tax), One Million Dollars ($1,000,000) and (ii) with respect to all other Taxes, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund in all material respects all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
5.9
Use of Proceeds. Borrower shall use the proceeds of the Term Loans to repay in full all outstanding Indebtedness under the Existing Loan Agreement, as working capital and to fund its general business requirements, and not for personal, family, household or agricultural purposes.
5.10
Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender in connection with the Loan Documents, and together with public reports filed by Borrower with the SEC, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not materially misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.11
Regulatory Matters. In each case, except as disclosed on the Perfection Certificate or with respect to which Borrower has provided notice as required hereunder:
(a)
Healthcare Permits. Borrower has (i) each Healthcare Permit from, and has made all required declarations and filings with, all applicable Governmental Authorities, and all courts and other tribunals applicable to its assets, business or operations, except for the failure to so maintain or make would not reasonably be expected to result in a Material Adverse Change, and (ii) no Knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Healthcare Permit. All such Healthcare Permits are valid and in full force and effect, and Borrower is in material compliance with the terms and conditions of all such Healthcare Permits.
(b)
Medicare and Medicaid. Borrower does not bill, receive reimbursement from or otherwise participate as a provider or supplier in the Medicare or Medicaid program.

(c)
No Violation of Healthcare Laws. Borrower is not and, during the past three (3) years, has not been in material violation of any Healthcare Laws.
(d)
Healthcare Proceedings. Borrower is not subject to any Healthcare Proceeding or, to Borrower’s Knowledge, investigation by any Governmental Authority relating to any actual or alleged non-compliance with any Healthcare Law in any material respect. To Borrower’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such Healthcare Proceeding against Borrower or any Subsidiary of Borrower. There currently exist no material restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Healthcare Permit of Borrower or any Subsidiary of Borrower.
(e)
Material Statements. Neither Borrower, nor any Subsidiary of Borrower, nor, to Borrower’s Knowledge any officer, affiliate, employee or agent of Borrower or any Subsidiary of Borrower, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a violation of any Healthcare Law.
(f)
Prohibited Transactions. Neither Borrower, nor any Subsidiary of Borrower, nor, to Borrower’s Knowledge, any officer, affiliate, employee or agent of Borrower or any Subsidiary of Borrower, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Healthcare Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Healthcare Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was in violation of any Healthcare Law; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason in violation of any Healthcare Law; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Healthcare Law. To the Knowledge of Borrower, no person has filed or has threatened to file against Borrower or any of its Subsidiaries an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
(g)
Exclusion. Neither Borrower, nor any Subsidiary of Borrower, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in Borrower or any Subsidiary of Borrower has been (or, to Borrower’s Knowledge, has been threatened to be) (i) excluded from Medicare or Medicaid pursuant to 42 U.S.C. § 1320a-7 and related regulations, or (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable laws or regulations.
(h)
Corporate Integrity Agreement. Neither Borrower, nor any Subsidiary of Borrower, nor any owner, officer, director, partner, agent, managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §1001.1001) in Borrower or any Subsidiary of Borrower is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws.
(i)
Regulatory Compliance.
(i)
Borrower is and, during the past three (3) years, has been in compliance in all material respects with all applicable Healthcare Laws. Borrower has, and it and its products are in conformance in all material respects with, all Registrations that are required to conduct its business as currently conducted, or as proposed to be conducted. To Borrower’s Knowledge, no Regulatory Authority is considering limiting, suspending, or revoking such Registrations or requiring material changes to the marketing classification or labeling, where such changes would reasonably be expected to result in a Material Adverse Change on any product of Borrower. To the Knowledge of Borrower, any third party that is a manufacturer, supplier, distributor or contractor for Borrower is in material compliance, and has been (to the extent applicable) in material compliance for the previous five (5) years, with all Registrations required by relevant Regulatory Authorities and all applicable Healthcare Laws that reasonably pertain to product components of, accessories to, or products regulated medical devices and marketed or distributed by Borrower. To Borrower’s Knowledge, there are no facts that furnish any reasonable basis for any Regulatory Action by that Regulatory Authority that would reasonably be expected to result in a Material Adverse Change on Borrower or any product of Borrower.
(ii)
All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold or marketed by or on behalf of Borrower that are subject to the jurisdiction of any Regulatory Authority have been and are being, to the Knowledge of Borrower, designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, promoted, sold and marketed in compliance in all material respects with all applicable Healthcare Laws and, to the Knowledge of Borrower, have been (to the extent applicable) for the previous five (5) years.
(iii)
As of the Effective Date, Borrower is not subject to any obligation arising under a Regulatory Action, and, to Borrower’s Knowledge, no such obligation has been threatened. There is no Regulatory Action or, to Borrower’s Knowledge, any other civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, proceeding or request for information pending against Borrower or an officer, director, or employee of Borrower. To Borrower’s Knowledge, Borrower does not have any material outstanding liability (whether actual or contingent) for failure to comply with any applicable Healthcare Laws.
(iv)
As of the Effective Date, no Loan Party is undergoing any inspection by any Regulatory Authority related to any activities or products of Borrower that are subject to any Healthcare Laws.
(v)
Borrower has not received any written notice from any Regulatory Authority alleging material noncompliance with any applicable Healthcare Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension of research, manufacturing, distribution or commercialization activity. No proceedings seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or, to Borrower’s Knowledge, threatened against Borrower, and to the Knowledge of Borrower, there are no reasonable grounds for the same.
(vi)
Clinical or preclinical studies, tests or trials that have been or are being conducted by or on behalf of, or sponsored by, Borrower or any Subsidiary, or in which Borrower’s or any Subsidiary’s products or product candidates have participated, and which have been or will be submitted to the FDA or other Governmental Authorities in connection with applications for Governmental Approvals, were and, if still pending, are being conducted in compliance in all material respects with all applicable Healthcare Laws. No investigational device exemption or other allowance to commence a clinical trial filed with or submitted to the FDA or other Governmental Authority by or on behalf of Borrower or any Subsidiary has been terminated or suspended, and neither the FDA nor any applicable Governmental Authority has commenced, or to the Knowledge of Borrower, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Borrower or any Subsidiary.
(vii)
Borrower and each Subsidiary has obtained and maintained all Governmental Approvals, including any Governmental Approvals required pursuant to any applicable Healthcare Laws, and all of such Governmental Approvals are in full force and effect, except where failures to possess or maintain the same, could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Change. Borrower and each Subsidiary has fulfilled and performed all of its material obligations with respect to the Governmental Approvals, and, to the Knowledge of Borrower, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other impairment of the rights of the holder of any such Governmental Approval, except where such revocations, terminations or impairments could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Change.
(viii)
There have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any of Borrower’s or its Subsidiaries’ products (collectively, “Safety Notices”) within the past three years, and to the Knowledge of Borrower, there are no facts or circumstances that would be reasonably likely to result in (i) a material Safety Notice with respect to any of Borrower’s or its Subsidiaries’ products, (ii) a material adverse change in labeling of any of Borrower’s or its Subsidiaries’ products; or (iii) a termination or suspension of marketing or testing of Borrower’s or its Subsidiaries’ products.
5.12
Environmental Matters. Except as disclosed on Schedule 5.12 of the ABL Credit Agreement, Borrower has no Knowledge:

(a) of violations of any Environmental Laws on any of the real property on which Borrower maintains operations or has its personal Property, or on which any Collateral is located;

(b) of any claims or actions pending or threatened, or claims or actions in the past during Borrower’s period of ownership, against Borrower or any of such real property by any governmental entity or agency or by any other Person or entity relating to Hazardous Substances or pursuant to any Environmental Laws;

(c) of the presence of any Hazardous Substances on any of such real property;

(d) of any such real property ever having been used by Borrower or, to Borrower’s Knowledge, any other Person, to refine, produce, store, handle, transfer, process, transport or dispose of Hazardous Substances other than in full compliance with Environmental Laws;

(e) of storage tanks (including petroleum or heating oil storage tanks), underground or above ground, present on or under any of such real property, or that have been on or under any such real property but removed therefrom;

(f) of any on-site spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any of such real property; or

(g) of any spills, releases, discharges, disposal or storage of Hazardous Substances that have occurred or are presently occurring on any other real property as a result of the conduct, action or activities of Borrower.

6.
AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1
Government Compliance.

(a) Borrower agrees to comply in all material respects with all Applicable Laws, including without limitation, all applicable Healthcare Laws, and all orders of any Federal, state or local legislative, administrative or judicial body or official, provided that Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner.

(b) Without limiting the generality of the foregoing, Borrower agrees to comply with all Environmental Laws, applicable to the ownership (to the extent Borrower owns any real property) and/or use of Borrower’s real property and operation of its business, if the failure to so comply could reasonably be expected to have a Material Adverse Change. Borrower shall not be deemed to have breached any provision of this Section 6.1(b) if (i) the failure to comply with the requirements of this Section 6.1(b) resulted from good-faith error or innocent omission, (ii) Borrower promptly commences and diligently pursues a cure of such breach and (iii) such failure is cured within thirty (30) days following Borrower’s receipt of notice from Collateral Agent of such failure, or if such breach cannot in good faith be cured within thirty (30) days following Borrower’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and Applicable Law.

(c) Borrower and each of Borrower’s Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Healthcare Permits which are necessary or useful in the proper conduct of its business; and (ii) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Healthcare Law.

(d) Borrower and each of Borrower’s Subsidiaries shall maintain a corporate and health care regulatory compliance program to the extent required under Requirements of Law.

6.2
Financial Statements, Reports and Certificates; Notices.
(a)
Deliver to each Lender:
(i)
as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet, income statement and cash flow statement, subject to year-end adjustments and the absence of footnotes, covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer or the Designated Signatory and in a form reasonably acceptable to the Collateral Agent; provided that such monthly financial statements may exclude stock-based compensation, receivable for stock exercises, the reclassification of debt and prepaid expenses (long-term versus short-term), capitalized freight and excess and obsolete inventory and such other customary items that historically have not been included in Borrower’s monthly financial statements;
(ii)
as soon as available, but no later than forty-five (45) days after the last day of each of Borrower’s first three fiscal quarters, a company prepared consolidated and, if prepared by Borrower, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer or the Designated Signatory and in a form reasonably acceptable to the Collateral Agent;
(iii)
as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;
(iv)
as soon as available after approval thereof by Borrower’s board of directors, but no later than February 15 of such year, an Annual Plan with respect to each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2023; provided that, any revisions to such Annual Plan as are approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval;
(v)
within five (5) Business Days of delivery, copies of all non-ministerial material statements, reports and notices made available generally to Borrower’s security holders or holders of Permitted Convertible Debt (other than materials provided to members of Borrower’s board of directors solely in their capacities as directors and not security holder); provided, however, the foregoing may be subject to such exclusions and redactions as Borrower deems reasonably necessary, in the exercise of its good faith judgment, in order to (1) preserve the confidentiality of highly sensitive information, (2) prevent impairment of the attorney client privilege or (3) conflict of interest with Lenders for new financing;
(vi)
within five (5) days of filing, all reports on Form 10 K, 10 Q and 8 K filed with the Securities and Exchange Commission;
(vii)
solely during the period that neither the Collateral Agent or any Lender is an Affiliate of the ABL Lender, promptly, upon receipt or delivery thereof, as applicable, (1) copies of all amendments, waivers, consents, supplements, or other modifications to any ABL Loan Document (but in any event not less than five (5) Business Days prior to the execution thereof (or such later date as Collateral Agent may agree)) and (2) copies of all material notices received from or delivered to the ABL Lender;

(viii)
as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month‑end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);
(ix)
prompt delivery of (and in any event within five (5) Business Days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or that otherwise could reasonably be expected to have a Material Adverse Change;
(x)
prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;
(xi)
written notice delivered within ten (10) days after Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;
(xii)
written notice delivered within thirty (30) days after Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Million Dollars ($1,000,000.00) or such location involves a contract manufacturer or a third party logistics provider) in assets or property of Borrower or any of its Subsidiaries, (B) changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;
(xiii)
upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within five (5) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;
(xiv)
immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(xv)
notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than One Million Dollars ($1,000,000.00) and of the general details thereof;
(xvi)
if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within seven (7) Business Days of receiving such organizational identification number;
(xvii)
prompt notice of the execution any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement (to the extent such amendment, modification, termination or waiver is required to be disclosed (including amendments thereto) under regulations promulgated under the Securities Act of 1933 or Securities Exchange Act of 1934, as may be amended);
(xviii)
an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement; provided that delivery of such updated Perfection Certificate shall only be required once every year and due concurrently with the delivery of the financial statements specified in Section 6.2(a)(iii) above, starting with the year ending December 31, 2023; and

(xix)
other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, the financial statements required to be delivered pursuant to clauses (ii), (iii), (v), (vi) and (xvii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)
Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender:
(i)
a duly completed Compliance Certificate signed by a Responsible Officer or the Designated Signatory;
(ii)
to the extent not otherwise disclosed previously, written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;
(iii)
to the extent not otherwise disclosed previously, written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in uninsured damages or costs to Borrower or any of its Subsidiaries of One Million Dollars ($1,000,000.00).
(c)
Keep proper, complete and true books of record and account in accordance with GAAP in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing, and so long as the Collateral Agent remains an Affiliate of the ABL Lender, such inspection and together with any inspection exercised by the ABL Lender under Section 6.12 of the ABL Credit Agreement shall not exceed once per fiscal year absent the occurrence and continuation of an Event of Default or an “Event of Default” (as defined under the ABL Credit Agreement).
6.3
Inventory; Returns. Keep all Inventory (to the extent that have passed inspection and accepted by Borrower or its Subsidiaries) in all material respects good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date. Borrower must promptly notify Collateral Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than One Million Dollars ($1,000,000.00) individually or in the aggregate in any calendar year.
6.4
Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (or obtain timely extensions for), all required income and other material tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local income and other material Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof; deliver to Collateral Agent, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund in all material respects all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.5
Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured. The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be canceled. At Collateral Agent’s request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations. Notwithstanding the foregoing, with respect to proceeds of any casualty policy in an aggregate amount up to Two Million Five Hundred Thousand Dollars ($2,500,000), (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying such proceeds within two hundred seventy (270) days of receipt thereof toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced and repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.
6.6
Operating Accounts. Subject to Section 3.5, Borrower shall maintain Borrower’s and Guarantors’ Collateral Accounts (other than any Excluded Account) with depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts. Borrower shall provide Collateral Agent ten (10) days written notice after Borrower or any Guarantor establishes any Collateral Account (other than any Excluded Account). In addition, for each Collateral Account (other than any Excluded Account) that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder within thirty (30) days (or such later date as Collateral Agent may agree) after the establishment of such Collateral Account. Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Excluded Accounts maintained in accordance with this Section 6.6.
6.7
Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its respective Intellectual Property that is material to its business; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.
6.8
Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third‑party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.
6.9
Landlord Waivers; Bailee Waivers. In addition to the landlord waivers/collateral access agreements required to be delivered in accordance with Section 3.5, in the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses but excluding contract manufacturing or third party logistics sites, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Million Dollars ($1,000,000.00) in the aggregate, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent within sixty (60) days after adding any such new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.10
Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary of Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent and the Lenders of such creation or acquisition. Within thirty (30) days of such creation of acquisition (or forty-five (45) days in the case of a foreign Subsidiary), Borrower or such Subsidiary shall take all actions reasonably requested by the Collateral Agent or the Lenders to achieve any of the following with respect to such “New

Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) if such New Subsidiary is not an Excluded Subsidiary, to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary (other than to the extent constituting (x) Excluded Assets or (y) directors’ qualifying shares or nominee or other similar shares required under applicable law). Notwithstanding the foregoing, within forty-five (45) days of any change in the U.S. tax laws that would (i) result in such New Subsidiary ceasing to be an Excluded Subsidiary, Borrower shall cause such New Subsidiary to become a secured guarantor with respect to the Obligations, or (ii) allow the pledge of a greater percentage of such voting equity interests of such New Subsidiary without material adverse tax consequences to Borrower, Borrower shall cause to be granted and pledged to Collateral Agent a perfected security interest in such greater percentage of voting equity interests of such New Subsidiary, in each case from that time forward.
6.11
Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.
7.
NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1
Dispositions. Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory or other assets in the ordinary course of business (including Transfers to the contract manufacturers or third party logistics providers to facilitate product manufacturing and logistics services); (b) of worn‑out, surplus, uneconomic or obsolete Equipment and inventory, or such other assets that are immaterial or no longer useful to Borrower or any of its Subsidiaries’ business; (c) in connection with Permitted Liens, Permitted Investments and Permitted Licenses; or (d) cash or Cash Equivalents in the ordinary course of business and pursuant to transactions not prohibited by this Agreement; (e) Transfers (including by discounting, cancellation or forgiveness) of accounts receivable (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof in the ordinary course of business; (f) Transfers of assets among Borrower, co-Borrowers or Guarantors or Transfers of assets by a Subsidiary of Borrower to Borrower, co-Borrowers or Guarantors; (g) Transfers of assets by Borrower, co-Borrowers or Guarantors to Subsidiaries that are not co-Borrowers or Guarantors, provided that the amount of all such Transfers, together with Investments by Borrower or Subsidiaries that are co-Borrowers or Guarantors in Subsidiaries that are not co-Borrowers or Guarantors that are permitted under clause (i) of the definition of Permitted Investments, shall not, in the aggregate, exceed Five Hundred Thousand Dollars ($500,000.00) per fiscal year and (h) other Transfers in the aggregate not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year.
7.2
Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related, complimentary or incidental thereto; (b) liquidate or dissolve, except in a transaction permitted under Section 7.3; or (c) (i) provide written notice to Collateral Agent at the time an 8-K is filed announcing the retirement, resignation or termination of any Key Person, or (ii) enter into any transaction or series of related transactions in which (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) shall be the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% of the voting and economic outstanding stock of Borrower and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower, except (x) in a transaction permitted under Section 7.3 or (y) for directors’ qualifying shares or nominee or other similar shares required under applicable law. Borrower shall not, and shall not permit any of its Subsidiaries to, without at least ten (10) days’ prior written notice to Collateral Agent: (A) change its respective jurisdiction of organization, (B) except as permitted by Section 7.3, change its respective organizational structure or type, (C) change its respective legal name, or (D) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

7.3
Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any property of another Person, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction. Notwithstanding the foregoing, (x) a Subsidiary may merge or consolidate into (including by way of liquidation or dissolution) another Subsidiary (provided such surviving Subsidiary is a “co‑Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, (y) a Subsidiary that is not a co-Borrower or a Guarantor may merge or consolidate into (including by way of liquidation or dissolution) another Subsidiary that is not a co-Borrower or a Guarantor and (z) an Excluded Subsidiary may liquidate or dissolve, so long as, in each case, no Event of Default is occurring prior thereto or arises as a result therefrom.
7.4
Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5
Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definitions of “Permitted Liens” and “Permitted Negative Pledges”.
7.6
Maintenance of Collateral Accounts. With respect to Borrower any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.6.
7.7
Restricted Payments. (a) Declare or pay any dividends or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock or securities convertible into or exchangeable for capital stock (other than (i) the declaration or payment of dividends to Borrower or its Subsidiaries, (ii) the declaration or payment of any dividends solely in the form of equity securities, (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate per fiscal year, (iv) purchases of capital stocks, restricted stock units and/or performance stock units in connection with the exercise of stock options, stock units, warrants or other equity awards by way of cashless or net exercise or in connection with the satisfaction of withholding tax obligations and (v) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations or in connection with exercises or conversions of options, warrants and other convertible securities), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Permitted Convertible Debt prior to its scheduled maturity unless permitted by the following two paragraphs, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on, or required payment of any interest with respect to any Permitted Convertible Debt, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt or any redemption of Permitted Convertible Debt to the extent permitted by Section 7.14; provided that the preceding sentence shall only allow principal payments in cash (other than payments of cash in lieu of fractional shares), if the Redemption Conditions are satisfied in respect of such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt (excluding any required payment of interest with respect to such Permitted Convertible Debt and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Bond Hedge Transactions constituting Permitted Call Spread Agreements relating to such Permitted Convertible Debt (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction constituting a Permitted Call Spread Agreement relating to such Permitted Convertible Debt), the payment of such excess cash shall not be permitted by this clause (i); and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted Call Spread Agreement, in each case, in accordance with the terms of the agreement governing such Permitted Call Spread Agreement; provided that, to the extent cash is required to be paid under a Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Borrower (or its Affiliate) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall not be permitted by this clause (ii).

Notwithstanding the foregoing, the Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of the Borrower’s common stock and/or a different series of Permitted Convertible Debt (which series matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Debt that are so repurchased, exchanged or converted) (any such series of Permitted Convertible Debt, “Refinancing Convertible Debt”) and/or by payment of cash (x) in lieu of any fractional shares, (y) in respect of accrued and unpaid interest of such Permitted Convertible Debt and (z) additional cash in an amount that does not exceed the proceeds received by the Borrower from the substantially concurrent issuance of shares of the Borrower’s common stock and/or a Refinancing Convertible Debt plus the net cash proceeds, if any, received by the Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Call Spread Agreements pursuant to the immediately following proviso; provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that is so repurchased, exchanged or converted, the Borrower shall (and, for the avoidance of doubt, shall be permitted under this Section 7.7 to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Call Spread Agreements, if any, corresponding to such Permitted Convertible Debt that is so repurchased, exchanged or converted.

7.8
Investments. Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.
7.9
Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non‑affiliated Person, (b) equity investments by Borrower’s investors in Borrower or its Subsidiaries and transactions related thereto, (c) intercompany transactions expressly permitted by Sections 7.1, 7.3, 7.4, 7.7 or 7.8, (d) compensation, indemnification, reimbursement of expenses of officers and directors in the ordinary course of business or approved by Borrower’s or such Subsidiary’s board of directors (or governing body), and (e) employment arrangements with executive officers approved by Borrower’s Board of Directors.
7.10
ABL Facility. (a) Make or permit any payment on any ABL Obligations, except in accordance with the terms of the Intercreditor Agreement, (b) amend any provision in any ABL Loan Document in a manner not permitted by the Intercreditor Agreement or in a manner materially adverse to the interest of Collateral Agent and Lenders or (c) enter into any agreement with an ABL Lender which is not an Affiliate of SLR.
7.11
Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.12
Compliance with Anti‑Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.
7.13
Financial Covenants. Commencing with the fiscal quarter of the Borrower ending on December 31, 2023 and for each fiscal quarter occurring thereafter:
(a)
Minimum Liquidity. Unless Borrower is in compliance with Section 7.13(b) for such fiscal quarter, permit at any time, Qualified Cash to be less than an amount equal to the sum of (x) 50% of the aggregate outstanding principal of Term Loans plus (y) the amount of Borrower’s and its Subsidiaries accounts payable that have not been paid within one hundred twenty (120) days from the invoice date of the relevant account payable.
(b)
Minimum Product Revenue. Unless Borrower is in compliance with Section 7.13(a) for such fiscal quarter, permit (x) Product Revenue, measured quarterly as of the last day of such fiscal quarter of Borrower on a trailing two (2) fiscal quarter basis, to be less than an amount equal to 55% of the aggregate outstanding principal of Term Loans or (y) Gross Profit Margin, measured as of the last day of such fiscal quarter of the Borrower, to be less than a percentage equal to 72.5% of projected Gross Profit Margin for such fiscal quarter, as set forth in (A) for any fiscal quarter ending on or prior to December 31, 2023, the Lender Presentation, or (B) for any fiscal quarter ending thereafter, the Annual Plan.
7.14
Redemption of Permitted Convertible Debt. Exercise any redemption right or settlement of any conversion in cash (other than cash in lieu of fractional shares) with respect to any Permitted Convertible Debt upon satisfaction of a condition related to the stock price of the Borrower’s common stock, unless the Redemption Conditions are satisfied in respect of such redemption.
8.
EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1
Payment Default. Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);
8.2
Covenant Default.
(a)
Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7; or
(b)
Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period);

8.3
Material Adverse Change. A Material Adverse Change has occurred;
8.4
Attachment; Levy; Restraint on Business.
(a)
(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment (other than a Permitted Lien) is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and
(b)
(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;
8.5
Insolvency. (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty‑five (45) days (but no Term Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);
8.6
Other Agreements. (a) There is any default and such default continues (after the applicable grace, cure or notice period) in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000.00) or that could reasonably be expected to have a Material Adverse Change; for the avoidance of doubt, (x), the exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Debt, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms that does not result from a default thereunder or an event of the type that constitutes an Event of Default, (y) any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrower nor any of its Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Call Spread Agreement or (z) secured Permitted Indebtedness that becomes due as a result of the voluntary sale or other Transfer of the property or assets securing such Permitted Indebtedness, if such sale or Transfer is permitted hereunder and under the documents providing for such Permitted Indebtedness, in each case, shall not constitute an Event of Default under this Section 8.6; or (b) the occurrence of any “Event of Default” under and as defined in the ABL Credit Agreement the effect of which “Event of Default” or other event is to cause, or to permit the ABL Lender to cause, with the giving of notice if required, the ABL Loans to become due or to be repurchased, prepaid or defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defeased or redeem all of such ABL Loans to be made, prior to its stated maturity;
8.7
Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000.00) (not covered by independent third‑party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of thirty (30) days after the entry thereof;
8.8
Misrepresentations. Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;
8.9
Guaranty. (a) Any Guaranty terminates or ceases for any reason to be in full force and effect other than as a result of a transaction permitted under this Agreement; (b) any Guarantor does not perform any obligation or covenant under any Guaranty, after any applicable grace or cure period; (c) any circumstance described in Section 8 occurs with respect to any Guarantor, beyond any applicable grace or cure period; or (d) a Material Adverse Change with respect to any Guarantor;

8.10
Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non‑renewal has resulted in or would reasonably be expected to result in a Material Adverse Change;
8.11
Fundamental Change. The occurrence of any “fundamental change” (howsoever defined) under the indenture governing any Permitted Convertible Debt; or
8.12
Lien Priority. Subject to the Intercreditor Agreement, except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law or that are permitted to have priority pursuant to this Agreement.
9.
RIGHTS AND REMEDIES
9.1
Rights and Remedies.
(a)
Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).
(b)
Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:
(i)
foreclose upon and/or sell or otherwise liquidate, the Collateral;
(ii)
make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;
(iii)
apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or
(iv)
commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.
(c)
Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice or demand, to do any or all of the following:
(i)
settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(ii)
make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties). Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;
(iii)
ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral. Collateral Agent is hereby granted a non‑exclusive, royalty‑free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;
(iv)
place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)
demand and receive possession of Borrower’s Books;
(vi)
appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and
(vii)
subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of the Required Lenders following the occurrence of an Exigent Circumstance.

9.2
Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney‑in‑fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Collateral Agent as its lawful attorney‑in‑fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make extend Term Loans hereunder. Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.

9.3
Protective Payments. If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and, after giving effect to any applicable grace period, due and payable, bearing interest at the Default Rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter. No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
9.4
Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise. Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).
9.5
Liability for Collateral. So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6
No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral

Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7
Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.
10.
NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Outset Medical, Inc. 3052 Orchard Dr. San Jose, California Attention: Nabeel Ahmed; John Brottem Email: nahmed@outsemedical.com; jbrottem@outsetmedical.com

If to Collateral Agent or Lender:	SLR INVESTMENT CORP. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: (212) 993-1698 Email: astorino@slrcp.com

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Fax: (415) 395-8095 Email: haim.zaltzman@lw.com

11.
CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1
Waiver of Jury Trial. EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING

ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2
Governing Law and Jurisdiction. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
11.3
Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
11.4
Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
11.5
Non-exclusive Jurisdiction. Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.
12.
GENERAL PROVISIONS
12.1
Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5). The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents to any Eligible Assignee; provided, however, that any such Lender Transfer (other than (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of the Collateral Agent and Borrower (such consent of Borrower not to be unreasonably withheld, conditioned or delayed) (such approved assignee, an “Approved Lender”). Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a then-current direct competitor, vulture fund or distress investment fund of Borrower, as reasonably determined by Collateral Agent at the time of such assignment. Collateral Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C attached hereto (it being understood that the documentation required under Section 7 of Exhibit C attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that such participant shall not be entitled to receive any greater payment under Exhibit C attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
12.2
Indemnification. Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except, in each case, for (i) Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct, (ii) Claims by an Indemnified Person against another Indemnified Person or (iii) unless the ABL Lender ceases to be an Affiliate of Collateral Agent or any Lender hereunder, Claims by the ABL Lender or an Indemnified Party (as defined in the ABL Credit Agreement) against an Indemnified Person or Claims by an Indemnified Person against the ABL Lender or an Indemnified Party (as defined in the ABL Credit Agreement). Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified

Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s (or, unless the ABL Lender ceases to be an Affiliate of Collateral Agent or any Lender hereunder, the ABL Lender’s or an Indemnified Party’s (as defined in the ABL Credit Agreement)) gross negligence or willful misconduct. This Section 12.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
12.3
Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.4
Correction of Loan Documents. Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5
Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:
(i)
no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;
(ii)
no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and
(iii)
no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.5. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

(b)
Other than as expressly provided for in Section 12.5(a)(i)‑(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.
(c)
This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.6
Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
12.7
Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the tax provisions in Section 2.5 and Exhibit C hereof and the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
12.8
Confidentiality. In handling any confidential information of Borrower, each of the Lenders and Collateral Agent shall maintain the confidentiality of such confidential information and exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information. Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis so long as the Collateral Agent and the Lenders do not disclose the identity of the Borrower or the Identity of any person associated with the Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.
12.9
Right of Set Off. Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Secured Party (including an affiliate of the Collateral Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
12.10
Cooperation of Borrower. If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.
12.11
Public Announcement. Borrower hereby agrees that Collateral Agent and each Lender, after consultation with Borrower, may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos. Notwithstanding the foregoing, such consultation with Borrower shall not be required for any disclosures by Collateral Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.
12.12
Collateral Agent and Lender Agreement; Release of Collateral. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto. In each case as specified in the Section 8 of Exhibit B attached hereto, the Collateral Agent will, upon Borrower’s request and at Borrower’s expense, execute and deliver to Borrower, co-Borrower or Guarantor such documents as Borrower, such co-Borrower or such Guarantor may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Loan Documents, or to release such co-Borrower or Guarantor from its obligations under the Loan Document, in each case in accordance with the terms of the Loan Documents, including Section 8 of Exhibit B attached hereto. In the case of any such sale of other Transfer of any property constituting Collateral in a transaction constituting a Transfer permitted pursuant to clauses (a), (b) or (c) of Section 7.1, the Liens created by any of the Loan Documents on such property shall be automatically released without need for further action by any Person.
12.13
Time of Essence. Time is of the essence for the performance of Obligations under this Agreement.
12.14
Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Lenders.
12.15
Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

Outset Medical, Inc.

By: /s/ Nabeel Ahmed
Name: Nabeel Ahmed
Title: Chief Financial Officer

[Signature Page to Loan and Security Agreement]

COLLATERAL AGENT AND LENDER:

SLR INVESTMENT CORP.

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

LENDERS:

SCP PRIVATE CREDIT INCOME FUND SPV, LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND SPV LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SLR CP SF DEBT FUND SPV LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SLR HC FUND SPV, LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

SLR HC BDC SPV LLC

By: /s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

EXHIBIT A

Description of Collateral

EXHIBIT B

Collateral Agent and Lender Terms

EXHIBIT C

Taxes; Increased Costs.

EXHIBIT D

Loan Payment Request Form

EXHIBIT E

Compliance Certificate

EXHIBIT F

CORPORATE BORROWING CERTIFICATE

[Signature Page to Corporate Borrowing Certificate]

EXHIBIT G

ACH LETTER

EXHIBIT H

Form of Secured Promissory Note